Exhibit 10.5

September 11, 2019

VIA ELECTRONIC MAIL

Pamela Wapnick

Re: Terms of Separation

Dear Pamela:

This letter confirms the agreement (“Agreement”) between you and Graybug Vision, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue. If you choose to enter into this Agreement, please sign below no earlier than the Separation Date (as defined below), and no later than the last day of the Consideration Period (as defined below).

1. Separation Date: Your employment is being terminated without Cause pursuant to Sections 5 and 13 of your offer letter with the Company dated November 11, 2017 (the “Offer Letter”), attached hereto as Exhibit A and incorporated herein by reference. September 6, 2019 is your last day of employment with the Company (the “Separation Date”).

2. Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on the Separation Date, except for payments not yet processed, we provided you one or more final paychecks for all wages, salary, bonuses, reimbursable expenses previously submitted by you, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts other than reimbursable expenses not yet submitted. Please promptly submit for reimbursement all final outstanding expenses.

3. Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein (including, but not limited to, the consulting arrangement described in Section 3(d) below), the Company agrees to provide you with the severance benefits outlined in Section 6(b)-(e) of the Offer Letter, enhanced as follows:

a. Severance: The Company agrees to pay you severance in the gross aggregate amount of $319,300 less applicable state and federal payroll deductions, which equals twelve (12) months of your base salary. The Severance will be paid in consecutive, equal installments in accordance with the Company’s regular payroll cycle, with the first payment commencing within thirty (30) days following the Effective Date, and continuing thereafter until paid in full.

b. COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits until: (i) the close of the eighteen (18) month period following the Separation Date, or (ii) you commence new full time employment or full time self-employment, whichever occurs first. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued.

c. Target Bonus Opportunity: The Company agrees and hereby commits to award you a pro rata bonus of $64,179 (equivalent to 8/12ths of your annual target bonus.) This pro rata bonus payment will be subject to the payment timing terms in Section 5 of the Offer Letter, but paid no later than February 29, 2020.

d. Consultancy: The Company agrees to engage you as a consultant pursuant to the terms of the consulting agreement attached hereto as Exhibit B (the “Consulting Agreement”) immediately following your termination through December 31, 2019 (unless extended by mutual agreement). Your termination of employment on the Separation Date is intended to constitute a “separation from service” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (a “Separation”). Services provided pursuant to the Consulting Agreement shall constitute a permanent reduction in your services to the Company to not more than 20% of the average level of bona fide services you provided to the Company during the 36-month period immediately preceding the Separation Date (or, if you have provided services to the Company for less than 36 months, your full period of service prior to the Separation Date), such that any services provided pursuant to the Consulting Agreement shall continue to be deemed a Separation.

e. The Company will continue to refer to you on the management page of its website and in other customary marketing and other external communications as its “Chief Financial Officer” until the earlier of: (i) the termination of the Consulting Agreement (as defined below), and (ii) the Company’s employment of a new Chief Financial Officer.

f. Frederic Guerard as the Company’s Chief Executive Officer and Christy Shaffer, Ph. D., as Chair of the Company’s Board of Directors, shall provide you the letter of recommendation in the form of Exhibit C attached hereto.

g. Partial Acceleration of Equity Vesting: The Company agrees to partially accelerate the vesting of your Unvested Shares (as defined below), as described more fully in Paragraph 9 below.

h. Stock Option Exercise Deadline Extension: The Company agrees to extend the post-employment stock option exercise deadline for your stock option grants, subject to certain limitations as described more fully in Paragraph 9 below.

By signing below, you acknowledge that you are receiving the separation compensation outlined in this Agreement in consideration for waiving your rights to claims referred to in this Agreement, that the separation compensation fully satisfies any obligations by the Company to you pursuant to the Offer Letter and that you would not otherwise be entitled to the separation compensation.

4. Return of Company Property: You hereby warrant to the Company that the Company has access to all property or data of the Company of any type whatsoever that has been in your possession or control, including all Company data stored on your Company laptop computer and any personal computer device. You will be allowed continued use of your Company issued computer during the period of the Consulting Agreement, along with ongoing access to Company systems that you may need to access in relation to your Consulting Agreement.

5. Proprietary Information: You hereby acknowledge that you are bound by the attached Employee Invention Assignment and Confidentiality Agreement (Exhibit D hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

6. General Release and Waiver of Claims:

a. The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims arising out of or related in any way to the Offer Letter or the Graybug Vision, Inc. Change in Control Severance Policy, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED.”

c. You and the Company do not release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

7. Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

8. Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

9. Stock Options:

a. Pursuant to your Stock Option Agreements with the Company dated December 20, 2017, February 6, 2018 and December 18, 2018, and the Company’s 2015 Equity Incentive Plan (hereafter collectively referred to as the “Stock Option Agreements”), you were granted options to purchase an aggregate of 1,278,652 shares of the Company’s common stock (the “Option”). The Option has vested as to 365,702 shares (the “Vested Shares”) and remains unvested as to 912,950 shares (the “Unvested Shares”). You have exercised none of the Vested Shares leaving all of the Vested Shares unexercised (the “Unexercised Vested Shares”).

Because your employment is terminating on the Separation Date, in the normal course, none of the Unvested Shares can ever vest except as provided in this Section 9, and per the Stock Option Agreements, you will have twelve (12) months following the Consulting Termination Date (as defined below) (such date, the “Second Separation Date”), to exercise the Unexercised Vested Shares.

b. Notwithstanding the preceding paragraph, if you execute this Agreement and the Consulting Agreement and each becomes effective on its terms, then, in exchange for the general release and waiver of claims contained herein, your Option shall continue to vest pursuant to the terms of the Stock Option Agreements until the earlier of: (i) the termination of the Consulting Agreement, pursuant to the terms therein, and (ii) December 31, 2019, (such date, the “Consulting Termination Date”, and any additional shares of the Option that vest pursuant to this sentence, the “Consulting Vested Shares”). Following the Consulting Termination Date, none of the Unvested Shares can ever vest (except as provided in 9.c. below), and per the Stock Option Agreements, you will have twelve (12) months following the Consulting Termination Date (as defined below) to exercise the Unexercised Vested Shares and the Consulting Vested Shares.

c. In addition to the prior paragraph, if you execute this Agreement and it becomes effective on its terms, then, in exchange for the general release and waiver of claims contained herein, the Company agrees to, and hereby does, (a) accelerate the vesting of 384,889 shares subject to the Option, which represents the number of shares that would have vested had you remained employed with the Company for twelve (12) months following the Separation Date (the “Accelerated Vested Shares”) and (b) extend the deadline to exercise the Accelerated Vested Shares to the twelve (12) month anniversary of the Second Separation Date. After the twelve-month anniversary of the Second Separation Date, you will no longer have a right to exercise the Options as to any shares. You acknowledge that the foregoing extension to the exercise period may cause an incentive stock option to be reclassified as a non-qualified stock option under applicable tax laws, and that you and not the Company shall be solely responsible for any tax consequences relating to such reclassification, including satisfaction of all applicable tax withholding requirements, excluding any employer withholding taxes that are the responsibility of the Company as defined under applicable tax laws, that become due upon exercise of the Options. Your rights concerning the Options will continue to be governed by the Stock Option Agreements, as amended by this Agreement.

10. Non-disparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this section shall prohibit you from providing truthful information in response to a subpoena or other legal process.

11. Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Los Angeles County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

12. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

13. Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and the Company, including its directors, officers, employees and agents (together, the “Parties”). The Parties may not disclose the terms except as required to your immediate family, or to accountants or attorneys or pursuant to subpoena or court order. Notwithstanding the two previous sentences, the Company may disclose the existence, contents and terms of this Agreement: (i) to its personnel for purposes of carrying out the terms of this Agreement, and (ii) as required by applicable laws and regulations, including but not limited to the U.S. Securities Act and any Securities and Exchange Commission, any market or exchange rules or requirement, or other governmental entity reporting requirement. The Parties agree that if they are asked for information concerning this Agreement, they will state only that you and the Company reached an amicable resolution concerning your voluntary separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

14. No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

15. Complete and Voluntary Agreement: This Agreement, together with Exhibits A-D hereto and the Stock Option Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

16. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

17. Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed and delivered by electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18. Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to Section 3 will be provided only after the expiration of that seven (7) day revocation period.

19. Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).

20. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,

Graybug Vision, Inc.

By:	/s/ Frederic Guerard
Frederic Guerard,
Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Pamela Wapnick	Date: 9/11/2019
Pamela Wapnick,
Chief Financial Officer

EXHIBIT A

Offer Letter

GRAYBUG VISION, INC

275 SHORELINE DRIVE, SUITE 450

REDWOOD CITY, CA 94065

November 11, 2017

Pamela Wapnick

Dear Pam:

Graybug Vision, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.    Position. Your title will be Chief Financial Officer and you will report to the Company’s Chief Executive Officer (the “CEO”). This is a full-time position. This position will require such travel as is necessary to fulfill your duties under this Letter Agreement. You agree to be physically present in the workplace at Graybug’s corporate offices, or such other location as Graybug may specify, at least 50% of the regular business days per month and this agreement will be mutually evaluated annually to determine if revisions are required.

2.    Start Date. Subject to fulfillment of any conditions imposed by this Letter Agreement, you will commence employment on December 11, 2017 or a mutually acceptable date within 30 days of this date (the “Start Date”).

3.    Background Check/Proof of Right to Work. This offer is contingent upon a background check clearance and reference check. In addition, for purposes of federal immigration law, you will be required to provide to the Company satisfactory documentary proof of your identity and eligibility for employment in the United States, and this offer is contingent upon such satisfactory proof. Such documentation must be provided to the Company within three business days of your date of hire.

4.    Cash Compensation. The Company will pay you a starting salary at the rate of $310,000 per year, subject to applicable withholdings, payable in accordance with the Company’s standard payroll schedule which is currently semi-monthly payments. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. As an exempt salaried employee, you will be expected to work hours as required by the nature of your work assignments, including hours beyond the Company’s normal business hours, and you will not be eligible for nor entitled to receive overtime compensation.

Pamela Wapnick

November 11, 2017

In addition to your salary, the Company will reimburse you for reasonable rental and travel expenses to and from your current home. The Company will gross up these expenses for the applicable taxes. The maximum Company reimbursement will be $50,000 per annum, and can be adjusted with approval by the CEO.

5.    Bonus. In addition, you will be eligible to be considered for a discretionary incentive and retention bonus for each fiscal year of the Company. Whether you are awarded any bonus for a given fiscal year, and the amount of the bonus (if any), will be determined by the Company in its sole discretion based on your or the Company’s achievement of objective or subjective criteria established and approved by the Company’s Board of Directors. Your target bonus will be equal to up to 30% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, and you must remain actively employed by the Company at the time of payment in order to earn a bonus for that fiscal year. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

6. Severance Benefits Not in Connection with a Change in Control.1

(a)    General. Except as set forth in Section 7, if the Company terminates your employment for any reason other than for Cause or other than as a result of death or Permanent Disability, and a Separation occurs, then you will be entitled to the benefits described in this Section 6. However, this Section 6 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 60 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 6.

(b)    Salary Continuation. If the Company terminates your employment for any reason other than for Cause or other than as a result of death or Permanent Disability and a Separation occurs, then the Company will continue to pay your base salary for a period of six months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 30 days after the Release Deadline and, once they commence, will be retroactive to the date of your Separation. The salary continuation payments will end when you commence new employment or substantial self-employment.

(c)    COBRA. If the Company terminates your employment for any reason other than for Cause or other than as a result of death or Permanent Disability, a Separation occurs, and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget

[1]	Several capitalized terms are defined in Section 17.

Pamela Wapnick

November 11, 2017

Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the six-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you commence new employment or substantial self-employment and become covered under another group health plan.

(d)    Accelerated Vesting. If the Company terminates your employment for any reason other than for Cause or other than as a result of death or Permanent Disability and a Separation occurs, and if vesting does not accelerate under Section 9, then the vested percentage of the shares subject to the Option (as defined below) will be determined by adding twelve months to the actual period of service that you have completed with the Company.

(e)    Exercise of Option. If the Company terminates your employment for any reason other than for Cause and a Separation occurs, you will have the opportunity to exercise the vested portion of your Option until the first anniversary of your termination.

7.    Severance Benefits in Connection with a Change in Control. You will also be entitled to the benefits set forth in the Company’s Change in Control Severance Policy adopted by the Company’s Board of Directors on October 6, 2017, as amended from time to time (the “Policy”), subject to the terms and conditions set forth therein. For the avoidance of doubt, the severance payments and benefits payable pursuant to Section 6 above and this Section 7 are not cumulative. You hereby acknowledge that the severance benefits payable pursuant to this Section 7 are intended to be the sole and exclusive severance benefits payable to you in connection with a Change in Control (as defined in the Policy) and you hereby waive any and all rights you may have with respect to any severance benefits in connection with a Change in Control other than such benefits provided pursuant to the Policy.

8.    Employee Benefits. You will be eligible to participate in such Company-sponsored benefits, including its medical, dental and 401(k) plans or arrangements, under the terms and conditions of the benefit plans that the Company may offer to its senior management from time to time. In addition, you will be entitled to accrue and use paid vacation benefits, in accordance with the Company’s vacation policy, as in effect from time to time.

9. Stock Options.2

(a)    In connection with the commencement of your employment and subject to the approval of the Company’s Board of Directors (or an authorized committee thereof), you will be granted an option to purchase shares of the Company’s Common Stock (the “Option”) to result in an immediate post-Series B financing fully-diluted equity ownership of 1.25% after each tranche of the Series B as described in more detail below.

(b)    First Tranche. This Subsection (b) will apply to the first 695,128 Option shares (the “First Tranche”), which represents a fully-diluted equity ownership of 1.25 % as of the date hereof. You will vest in 25% of the First Tranche after the first 12 months of continuous

[2]	Several capitalized terms are defined in Section 17.

Pamela Wapnick

November 11, 2017

service, commencing on the Start Date, and will vest in the balance of the First Tranche in equal monthly installments over the next three years of continuous service. The vested percentage of the First Tranche will be determined by adding 12 months to the actual period of service that you have completed with the Company if the Company terminates your service without Cause.

(c)    Second Tranche. This Subsection (c) will apply to 161,267 Option shares (the “Second Tranche”) which, together with the First Tranche, represents a fully-diluted equity ownership of 1.25 % as of the date hereof assuming the consummation of the remaining tranche of the Series B financing (and assuming no other changes to the fully diluted capitalization between the date hereof and such tranche closing). You will vest in the Second Tranche only if (i) the Milestone, as defined in the Company’s Series B Preferred Stock Purchase Agreement dated April 29, 2016 as amended on June 30, 2017 (the “Purchase Agreement”), is satisfied on or before April 1, 2018, and (ii) all “Milestone Closings,” as defined in the Purchase Agreement, have occurred. Provided that the requirements described in the preceding sentence have been met, you will vest in 25% of the Second Tranche options after the first 12 months of continuous service after the Second Tranche, and will vest in the balance of the Second Tranche in equal monthly installments over the next 36 months of continuous service.

(d)    The exercise price per share of the Option will equal the fair market value on the date of grant as determined by the Company’s Board of Directors. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2015 Stock Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement, including vesting provisions consistent with Subsections 9(b)&(c) above. You will have the right to early exercise of the Option pursuant to approval by the Board of Directors.

10.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

11.    No Breach of Obligations to Prior Employers. You represent that your signing of this letter agreement, agreement(s) concerning stock options granted to you, and the Employee Confidential Information and Inventions Assignment Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers. You further represent that you have not, and agree that you will not, during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not want or need and will not use such information, will assist you to preserve and protect the

Pamela Wapnick

November 11, 2017

confidentiality of proprietary information belonging to third parties, and expects you to use in performing your duties for the Company only information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

12.    Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Confidential Information and Inventions Assignment Agreement” as a condition of your employment.

13.    Duty of Loyalty; Duty Not to Compete. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company or that would create a conflict of interest with the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations or such private or public companies, so long as these activities do not interfere with the performance of your duties with the Company, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

14.    Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

15.    Interpretation, Amendment and Enforcement. This letter agreement, together with the Employee Confidential Information and Inventions Assignment Agreement, constitutes the complete agreement between you and the Company with respect to the subject matter hereof and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. Once signed, changes to the terms of this letter agreement, other than those changes expressly reserved to the Company’s modification and/or discretion, require an express written modification signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter

Pamela Wapnick

November 11, 2017

agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute. Not withstanding any provisions of this Letter to the contrary, to the extent of any conflict between the provisions of this Letter and the 2015 Stock Incentive Plan, the terms of the Plan shall take precedence and superseded any conflicting terms of this Letter.

16.    Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

****

Pamela Wapnick

November 11, 2017

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on November 15, 2017.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

GRAYBUG VISION, INC.

/s/ Jeffrey L. Cleland
By: Jeffrey L. Cleland, Ph.D.
Title: President & Chief Executive Officer

I have read and understood this letter agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Pamela Wapnick

Signature of Employee
Dated:	11/13/17

EXHIBIT B

Consulting Agreement

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of September 11, 2019 (the “Effective Date”), between Graybug Vision, Inc., a Delaware corporation having its principal place of business at 275 Shoreline Drive, Suite 450, Redwood City, CA 94065 (“Company”) and Pamela Wapnick (“Consultant”).

Company and Consultant desire to have Consultant perform services for Company, subject to and in accordance with the terms and conditions of this Agreement.

THEREFORE, the parties agree as follows:

1.    SERVICES

1.1    Statement of Work. Company and Consultant have executed (or will execute) a statement of work, substantially in the form attached hereto as Exhibit A, that describes the specific services to be performed by Consultant (as executed, a “Statement of Work”). The Statement of Work will expressly refer to this Agreement, will form part of this Agreement, and will be subject to the terms and conditions contained herein. The Statement of Work may be amended only by written agreement of the parties.

1.2    Performance of Services. Consultant will perform the services described in the Statement of Work (the “Services”) in accordance with the terms and conditions set forth in such Statement of Work and this Agreement.

1.3    Delivery. Consultant will deliver to Company the deliverables, designs, modules, software, products, documentation and other materials specified in the Statement of Work (individually or collectively, “Deliverables”) in accordance with the delivery schedule and other terms and conditions set forth in the Statement of Work.

2.    PAYMENT

2.1    Fees. As Consultant’s sole compensation for the performance of Services, Company will pay Consultant the compensation specified in the Statement of Work in accordance with the terms set forth therein. Without limiting the generality of the foregoing, Consultant acknowledges and agrees that, if specified in the Statement of Work,

Company’s payment obligation will be expressly subject to Consultant’s completion or achievement of certain milestones to Company’s reasonable satisfaction.

2.2    Expenses. Unless otherwise provided in the Statement of Work, Company will also reimburse Consultant for all reasonable and customary out-of-pocket travel, lodging and related expenses incurred by Consultant in connection with Consultant’s performance of Services. At Company’s request, Consultant will furnish Company with copies of receipts and other customary documentation for any expenses for which Consultant requests reimbursement hereunder.

2.3    Payment Terms. All fees and other amounts set forth in the Statement of Work, if any, are stated in and are payable in U.S. dollars. Unless otherwise provided in the Statement of Work, Consultant will invoice Company on a monthly basis for all fees and expenses payable to Consultant. Company will pay the full amount of each such invoice within thirty (30) days following receipt thereof, except for any amounts that Company disputes in good faith. The parties will use their respective commercially reasonable efforts to promptly resolve any such payment disputes.

3.    RELATIONSHIP OF THE PARTIES

3.1    Independent Contractor. Consultant is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between Company and Consultant. Consultant has no authority to bind Company by contract or otherwise. Consultant will perform Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law.

3.2    Taxes and Employee Benefits. Consultant will report to all applicable government agencies as income all compensation received by Consultant pursuant to this Agreement. Consultant will be solely responsible for payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. Consultant will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits. Consultant will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Consultant pursuant to this Agreement.

3.3    Liability Insurance. Consultant acknowledges that Company will not carry any liability insurance on behalf of Consultant. Consultant will maintain in force adequate liability insurance to protect Consultant from claims of personal injury (or death) or tangible or intangible property damage (including loss of use) that arise out of any act or omission of Consultant.

4.    OWNERSHIP

4.1    Disclosure of Work Product. Consultant will, as an integral part of the performance of Services, disclose in writing to Company all inventions, products, designs, drawings, notes,

documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, biological or chemical specimens or samples, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Consultant Work Product”). Consultant Work Product includes without limitation any Deliverables that Consultant delivers to Company pursuant to Section 1.3.

4.2    Ownership of Consultant Work Product. Consultant agrees that all Consultant Work Product will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Consultant Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects, and will execute documents, and will take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Consultant Work Product. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

4.3    Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Consultant Work Product, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right as called or generally referred to as a “moral right.”

4.4    Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.

5.    CONFIDENTIAL INFORMATION

For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; (ii) the Consultant Work Product; and (iii) the terms and conditions of this Agreement. Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of Consultant; (b) was rightfully in Consultant’s possession at the time of disclosure, without restriction as to use or disclosure; or (c) Consultant rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. At all times, both during Consultant’s engagement by Company as an independent contractor and after its termination, and to the fullest extent permitted by law, Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing Services, and not to disclose it to others. Consultant further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information. Nothing in this Section 5 or otherwise in this Agreement shall limit or restrict in any way Consultant’s immunity from liability for disclosing Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit B.

6.    WARRANTIES

6.1    No Pre-existing Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Consultant’s performance of its obligations under this Agreement.

6.2    Performance Standard. Consultant represents and warrants that Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services.

6.3    Non-infringement. Consultant represents and warrants that the Consultant Work Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Consultant Work Product is created, developed or supplied by Company or by a third party on behalf of Company.

6.4    Competitive Activities. During the term of this Agreement, Consultant will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by Company.

6.5    Non-Solicitation of Personnel. During the term of this Agreement and for a period of one (1) year thereafter, Consultant will not directly or indirectly solicit the services of any Company employee or consultant for Consultant’s own benefit or for the benefit of any other person or entity.

7.    INDEMNITY

Consultant will defend, indemnify and hold Company harmless from and against all claims, damages, liabilities, losses, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or resulting from:

(a)    any action by a third party against Company that is based on a claim that any Services performed under this Agreement, or the results of such Services (including any Consultant Work Product), or Company’s use thereof, infringe, misappropriate or violate such third party’s Intellectual Property Rights; and

(b)    any action by a third party against Company that is based on any act or omission of Consultant and that results in: (i) personal injury (or death) or tangible or intangible property damage (including loss of use); or (ii) the violation of any statute, ordinance, or regulation.

8.    TERM AND TERMINATION

8.1    Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect for as long as Consultant is performing Services pursuant to the Statement of Work.

8.2    Termination for Breach. Either party may terminate this Agreement (including the Statement of Work) if the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days following written notice thereof from the non-breaching party.

8.3    Termination for Convenience. Company may terminate this Agreement (including the Statement of Work) at any time, for any reason or no reason, upon at least thirty (30) days written notice to Consultant.

8.4    Effect of Termination. Upon the expiration or termination of this Agreement for any reason: (i) Consultant will promptly deliver to Company all Consultant Work Product, including all work in progress on any Consultant Work Product not previously delivered to Company, if any; (ii) Consultant will promptly deliver to Company all Confidential Information in Consultant’s possession or control; and (iii) Company will pay Consultant any accrued but unpaid fees due and payable to Consultant pursuant to Section 2.

8.5    Survival. The rights and obligations of the parties under Sections 2, 3.2, 3.3, 4, 5, 6.3, 6.5, 7, and 8.4 will survive the expiration or termination of this Agreement.

9.    GENERAL

9.1    Assignment. Consultant may not assign or transfer this Agreement, in whole or in part, without Company’s express prior written consent. Any attempt to assign this Agreement, without such consent, will be void. Subject to the foregoing, this Agreement will bind and benefit the parties and their respective successors and assigns.

9.2    No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will not be deemed an election of remedies and will be without prejudice to its other remedies under this Agreement or available at law or in equity or otherwise.

9.3    Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement at law or otherwise.

9.4    Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

9.5    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding its body of law controlling conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Northern District of California and the parties irrevocably consent to the personal jurisdiction and venue therein.

9.6    Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

9.7    Waiver. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

9.8    Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) one (1) business day after deposit with a nationally-recognized express courier, with written confirmation of receipt; or (iii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All such notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other party in accordance with this Section.

9.9    Entire Agreement. This Agreement, together with the Statement of Work, constitutes the complete and exclusive understanding and agreement of the parties with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, with respect to its subject matter. No term in the Statement of Work will be deemed to amend the terms of this Agreement unless the Statement of Work references a specific provision in this Agreement and provides that the Statement of Work is amending only that specific provision of this Agreement and only with respect to Services performed pursuant to such Statement of Work.

9.10     Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

9.11    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:		CONSULTANT:

By:	/s/ Frederic Guerard	By:	/s/ Pamela Wapnick

Name:	Frederic Guerard	Name:	Pamela Wapnick

Title:	Chief Executive Officer	Title:	Chief Financial Officer

Date:	9/11/2019	Date:	9/11/2019

EXHIBIT A

STATEMENT OF WORK

This Statement of Work is issued under and subject to all of the terms and conditions of the Consulting Agreement dated as of September 11, 2019, between Graybug Vision, Inc. (“Company”) and Pamela Wapnick (“Consultant”).

1.    Description of Services Assist with the transition of Chief Financial Officer and VP Finance related duties and related projects as so requested.

2.    Payment Terms

Hourly Consulting Rate:	$400
Start Date:	September 11, 2019

Consultant shall not work, and the Company shall not be responsible for payment, in excess of 40 hours per month, unless otherwise approved in writing by the Company’s Chief Executive Officer.

AGREED AS OF SEPTEMBER 11, 2019

COMPANY:		CONSULTANT:

By:	/s/ Frederic Guerard	By:	/s/ Pamela Wapnick

Name:	Frederic Guerard	Name:	Pamela Wapnick

Title:	Chief Executive Officer	Title:	Chief Financial Officer

Date:	9/11/2019	Date:	9/11/2019

EXHIBIT B

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.